Exhibit 99.1

VIAVID

communications simplified.

The Coretec Group, Inc.

Shareholder Call

December 14, 2022

C O R P O R A T E P A R T I C I P A N T S

Matthew Kappers, Chief Executive Officer

Michelle Tokarz, PhD, Vice President, Partnerships and Innovation

Matt Hoffman, Chief Operations Officer & Chief Financial Officer

P R E S E N T A T I O N

Operator

Good morning. Thank you for attending today’s Coretec Group Shareholder Call.

It is now my pleasure to pass the conference over to our host, CEO, Matthew Kappers, with Coretec.

Mr. Kappers, please proceed.

Matthew Kappers

Great, thank you.

Good morning and welcome to The Coretec Group’s Investor Presentation.

I’m Matt Kappers, the Chief Executive Officer of The Coretec Group, and with me are Matt Hoffman, our Chief Operating Officer and Chief Financial Officer. Dr. Michelle Tokarz, our Vice President of Partnerships and Innovation, is also with us.

Unlike our previous call, we decided to have a webcast where we can show graphics that will help you better understand Endurion and our technologies. We have a lot of material to cover today, so let’s get started.

First and foremost, Endurion is making great progress. Michelle will walk you through the Endurion technology, as well as give you an update on its status. Having partners is one of the keys to success of Endurion. These partners range from suppliers, testing facilities, end users, and manufacturers. Michelle will talk about our partners. Then we’ll discuss CHS and C-Space.

Our team is very proud of our successes this year, and Matt Hoffman will tell you about them later in the presentation. Then I’ll lay on our priorities for the upcoming year and we’ll wrap up the presentation with a Q&A.

The Endurion technology is innovative and groundbreaking, yet very complicated. As such, it’s difficult to describe to the layperson, so over the past few weeks, with the help of a creative video agency, we created a short, innovative video to illustrate our Endurion battery. We live Endurion every day and get deep into the weeds, yet it’s important for us to share this information with the layperson.

It was a challenging yet fun exercise to create this high level explainer video using simple terms. The video can be viewed on our YouTube channel, and it is also posted on our website at thecoretecgroup.com, as well as social media outlets. The links are also in this presentation. If you haven’t seen it yet, we encourage you to view it.

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Now let’s get into the details of Endurion. Michelle will lead us in the discussion. However, before I turn the mike over to Michelle, I want to acknowledge that Michelle is an industry expert, with whom many publications have relied on her expertise. She’s been quoted in many prominent publications like Business Insider and the TriplePundit, and she was recently interviewed this week by a reporter at the New York Times. She’s an integral part of our team, and it’s great to see her get the recognition that she deserves.

With that, Michelle, please take over.

Michelle Tokarz

Thank you for that intro, Matt.

The explainer video should give you a high level description of the technology we are pursuing. I will build upon the principles outlined there and give you a current status of our Endurion project. Please understand that battery science can be complex, and there are many technical terms. I will do my best to define each technical term as it comes up.

Our goal with Endurion is to develop a silicon-based active anode material with our own engineered SEI layer. Active material refers to the parts of the battery that contribute to the ability to provide energy, namely the cathode and the anode. It is so named to differentiate from inactive materials like the separator and battery housing.

Additionally, SEI stands for solid electrolyte interface. This is the layer of material between the active anode material and the electrolyte, and it currently causes significant issues with silicon. I will be explaining our unique approach to the SEI layer later in this presentation. We have been developing prototypes of the active anode material in our lab and we’ve also filed initial IP and continue to file new inventions as appropriate.

What is the unique value that Endurion brings to lithium ion batteries, and particularly those that are already incorporating silicon? Specifically, we are increasing energy density, we are contributing to faster charging, and our engineered SEI solution will result in longer lifespans.

Why silicon? It is important to note that graphite continues to be the anode material of choice in lithium ion batteries. That being said, silicon has 10 times the charge capacity. Thus, even small amounts of silicon added to graphite could have a profound effect on the overall capacity, or energy density. However, there are known challenges with silicon, most of which stem from the fundamentally different way that lithium interacts with silicon as compared to graphite.

Lithium’s interaction with graphite is via a mechanism known as intercalation. Intercalation describes the process by which individual lithium ions will insert themselves between the sheets of graphite. By contrast, lithium interacts with silicon with stronger chemical bonds that cause the silicon to expand. The more lithium is added, the more the expansion.

A fully lithiated silicon material will have expanded 300% to 400%. The term lithiated here refers to silicon material that has fully interacted with lithium ion. This term is closely related to similar terms like lithiation, delithiation, etc. This expansion causes pulverization, which causes the anode to lose contact with the current collector . It also causes issues with continual formation and destruction of an SEI, or a solid electrolyte interface layer. The SEI issues cause degradation of the battery that results in shorter cycle life.

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Current attempts to solve the expansion and SEI issues include structural design, artificial SEI, electrolyte additives and prelithiation. The Coretec solution involves the use of structural design and artificial SEI, thus lessening the need for special electrolytes and prelithiation.

With regards to structural design, it is important to understand Coretec’s unique approach in the industry. Most of the industry uses top-down methods that include ball milling and traditionally results in particles that are approximately 100 nanometers. Ball milling is a common process whereby the material of choice is added to a mill that contains metal balls that are used for grinding. As the mill is rotated, these balls act via centrifugal forces to break up the material that was in the chamber. This is a very standard mechanical approach to obtaining small particles. In contrast, we are using chemical methods to build our materials from the bottom up.

There are many differences between the top-down and bottom-up approaches that are indicative of the fundamental differences in mechanical versus chemical approaches. The most important difference is that the bottom-up approach allows us to do the proper functionalization, or chemical reactions, in such a way that we have tight control over the size and surface of these particles, in a way that is not possible with ball mill particles, thus allowing us to create our particles with an inherent engineered SEI of our choosing.

Thus far, I have described to you the material we are using and a brief overview of our chemistry. The next step in our approach comes in making the appropriate battery materials and associated testing. As mentioned earlier, we are creating active anode material. This material, combined with the right binder and other components, makes up a traditional anode slurry. This slurry is further combined with a current collector and electrolyte, and goes into an anode coin cell for testing.

Coin cells are relatively straightforward to make and are the first step in the development of any battery active material. Logical steps after the anode coin cells can include full cells that incorporate cathode material. A number of coin cells are being created with our active anode material. Some of the important testing criteria include a close study of the charge capacity in the first few cycles. All batteries will diminish in their charge capacity with each subsequent cycle, and the nature and degree of this degradation is highly indicative of SEI effects. This degradation can be seen and evaluated early on in testing. This early cycling is also known as the formation stage. Our engineered SEI solution will significantly dampen these degradation effects.

Additionally, long-term capacity fade over several hundred cycles is known as cycle life. This is an important measure, and we will be monitoring that. Testing is underway, and we expect to learn the results in early 2023. We will continue to learn more and refine our invention.

To wrap up on Endurion, I’d like to close with our current status. First, our extensive lab work has created active anode material which is currently being tested with our preferred battery testing partners. Additionally, we will be spending time with the University of Michigan Battery Lab in January of 2023. The Battery Lab, located in Ann Arbor, caters to advanced battery innovation, and was developed by U of M in cooperation with the Michigan Economic Development Corporation and Ford Motor Company. The Battery Lab is a tremendous resource for us.

Finally, our continued development of our material has allowed us to strengthen relationships with other battery companies.

Matthew Kappers

Thanks, Michelle.

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As you can tell, Michelle knows batteries. She got pretty deep into the science here. This presentation, as well as a transcript of our call, will be made available in the next few days. It may take a couple run-throughs to really understand some of the details here.

Next, we’ll talk about our partners. Batteries are complicated, and working with the right industry players is important. We are selective with whom we work with. We take a collaborative approach and have a give-and-take of knowledge and ideas with our suppliers, testing firms, and other vendors. For example, the Battery Lab routinely holds seminars on the latest battery developments, which are helpful to stay on top of industry trends and innovations. Hence, we view them as partners rather than just a transactional relationship.

Next, Michelle will describe the battery ecosystem and how our partners fit in.

Michelle Tokarz

Thanks, Matt.

As Matt suggested, batteries are complicated and involve many players. This is an overview of all the players from the raw materials that are mined, to the purification of these materials to battery grade, and the various components, to cell, pack and end use manufacturing.

As Coretec’s strength is in engineering silicon, it would make sense that we would develop a silicon-based active anode material. This hyper-focus allows us to put our resources where we can add the most value. Additionally, by leveraging the expertise of partners, both along the value chain as well as other component suppliers, we should be able to complement our knowledge to build the best engineered SEI solution in a cost-effective way.

Potential downstream partners include graphite and grapheme suppliers, as well as active anode material suppliers. Upstream partners include cell and pack manufacturers, and end use application manufacturers. Finally, we continue to build relationships with other component suppliers like cathode separator and electrolyte manufacturers.

Matthew Kappers

Thanks, Michelle.

Michelle, not only is she a brilliant science mind, but she’s really good at developing these relationships.

Keep up the good work, Michelle. Thanks.

The lithium battery market size is expected to grow from $45 billion in 2022 to $135 billion in 2031, with a compounded annual growth rate of 13% over that time period. These figures are just for batteries. The key factors in driving the growth of the lithium battery market are electric vehicles, the renewable energy sector, and electronic devices.

The EV market is growing at even a larger rate. According to Beyond Market Insights, the size of the global electric vehicle market was around $178 billion in 2021, and predicted to grow to $1,108 billion in 2030, with a compounded annual growth rate of roughly 22%. These numbers are staggering, and we’re going after a piece of this market.

EV manufacturers like GM, Ford and BMW are seeking a battery with higher energy density, faster charging, and a longer life. GM announced that its vehicle line will be all-electric by 2035. BMW has set a target of achieving 50% of its global sales in electric vehicles by the end of the decade. Ford is investing more than $50 billion in electric vehicles globally through 2026, and the company plans to manufacture them at a run rate of 600,000 electric vehicles globally by late next year, and two million by 2026.

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A few months ago, we had a Zoom meeting with a battery expert at Ford, and he told us about their innovative Ford Ion Park, which is a state-of-the-art center for developing, testing and building vehicle battery cells. It’s located here in the Detroit area, not far from our facility.

The automakers’ huge investments in EV clearly show their commitment to electric vehicles. To achieve these goals, the automakers have to have a better battery. This is where Endurion fits in. Our silicon anode technology will revolutionize EV batteries. As such, our strategy is to concentrate our efforts and resources on Endurion.

There are many other applications for Endurion. For example, the military is seeking better batteries for its vehicles, drones and weapon systems, as well as its wearable power for warfighters. The recent Defense Authorization Bill includes a requirement for the Secretary of Defense to carry out the pilot program to facilitate the development of battery technologies for warfighters. These are the types of programs that we are tracking, and we’ll pursue these opportunities as they become available.

Similarly, to green energy development, wind, and solar, there is a need for improved grid battery systems. It’s significantly different from other batteries because weight is not a big concern. High energy density is the goal. The Inflation Reduction Act has allocated to the Department of Energy for research and development in the clean energy sector. Similar to the DoD branch, we’ll be pursuing DoE funding opportunities.

There are a myriad of other applications for Endurion like phones, consumer electronics, mobility equipment, and more. Fundamental Endurion technology can be applied across various energy storage platforms. No matter the industry, a successful business solves problems, and we are solving the battery problem.

Next, let’s talk a little bit about cyclohexasilane. The CHIPS Act was signed into law on August 9, 2022, and designed to boost U.S. competitiveness, innovation, and national security in the semiconductor industry. The law aims to increase investments in domestic semiconductor manufacturing capacity. The majority of this funding is aimed to encourage semiconductor manufacturers to create U.S.-based fabrication equipment and facilities. These are referred to as fabs.

More importantly to us, it allocates funding for new R&D programs to support initiatives to improve semiconductor technology. CHIPS funding is a little unique in that it’s only being allocated to U.S.-based semiconductor companies. In order to receive this funding, Coretec will have to partner with a domestic semiconductor company.

CHS has desirable properties because of its liquid state and low deposition temperature, which is attractive to semiconductor companies. It will require significant buy-ins of CHS. CHS funding will help assist us in refining cost-effective processes to manufacture CHS at scale. We are currently in discussions with a couple of companies with whom we could jointly apply for CHIPS funding.

Our sponsored research project has had positive results. At Eindhoven, Dr. Bakkers and his team had positive results with the deposition of CHS at low temperatures. CHS had better growth rates compared to hexasilane, neopentasilane, disilane, and monosilane. CHS also had large diffusion length at low temperatures. Bakker’s research also showed that smooth layers were grown at low flow rates. This helps validate our claims of CHS.

Our research project with the French Alternative Energy and Atomic Commission, also known as CEA, and the goal was to determine the ability to grow silicon nanowires from Coretec’s proprietary CHS technology. CEA has promising results. As compared to several silane-based materials, CHS demonstrated the lowest deposition temperature and highest yield on silicon nanomaterials. Additionally, the testing found a unique hybrid of composite materials, consisting of both nanowires as well as nanoflakes, when using CHS as a silicon source.

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With both Eindhoven and CEA, we are in discussions with them about continuing to research, which would require additional funding. Since our primary focus is Endurion, we are evaluating the benefits and return on investment of continuing funding.

Let’s move on to C-Space. Our partners at the University of Adelaide have completed its research to complete an imaging chamber material that has high image quality. The general criteria for the glass are brightness, contrast, and sharpness. They produced four different types of glasses as compared to each glass under a pulse, dual infrared laser system. Tellurite glass was shown to be brighter than ZBLAN fluoride glass, which is kind of the benchmark glass for the industry.

The Adelaide team will be presenting its results at the Australian Institute of Physics conference later this week. I don’t want to steal their thunder by giving the results now. However, we will be sharing the presentation later this month. I can say tellurite glass had very promising results. Once available, we’ll post this presentation on our website.

I have to take a moment to compliment the team at Adelaide. They are an extremely bright, talented group and, more importantly, they are in constant communication with us, which can be challenging since they are in Australia. They are great to work with, and we look forward to continuing to work with them.

Our team accomplished many great things in 2022, and Matt Hoffman will give you the details.

Matt Hoffman

Thanks, Matt.

I’d like to take a few moments to highlight our 2022 accomplishments and their combined importance to our priorities for the coming year.

First of all, the team and our internal capabilities. Going into 2022, we are already fortunate to have two extremely talented PhDs on our team, Dr. Ramez Elgammal, leading our technology strategy and intellectual property, and Dr. Michelle Tokarz, leading the market outreach.

The missing piece was internal execution and our ability to quickly refine our products and innovate. In the past, The Coretec Group put too much reliance on outside parties to advance our core technology platforms. The first step to remedy that issue was to find research scientists with the right technology skillset, combined with an entrepreneurial attitude.

In January of 2022, we hit a homerun with bringing on Dr. Nathanael Downes to our team. Dr. Downes is an inorganic chemist and received his PhD from the University of Michigan, where he studied electrodeposition of silicon thin-films, and has expertise in silicon chemistry, our precise need. Along with his synthesis experience, Downes brings a mindset for collaboration and a drive to achieve.

The next step in advancing our capabilities was to open up a wet lab with the proper equipment and infrastructure to work with silicon-based products and nanomaterials. Again, we were set up for success as we were already a tenant of a vibrant technology-focused space in Ann Arbor called MI-HQ. We actually kicked off this process of acquiring equipment and our wet lab build-out at the end of 2021 and, with Dr. Downes’ involvement, we started science activities in April of 2022.

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Many companies talk about their pivot, usually with a directional change to a product line in their industry. The Coretec Group has been consistent with our mission of engineering silicon to improve life. Our pivot was recognizing that, in order to be successful, we needed to bring development in-house and accelerate our technology feedback loop. The additions of Dr. Downes and our laboratory capabilities are the driving force behind our Endurion success to-date and for the future.

Since the summer of 2020, I have been the CFO of The Coretec Group in a part-time capacity. I stayed with the Company because I strongly believe in the technology that we have and the shared vision of the team that we have assembled today. This past October, The Coretec Group offered me a full-time position with added responsibilities of Chief Operating Officer to provide the right leadership for our evolving internal activities, partnerships, and financial considerations. My history of leadership is specific to high technology, early-stage high-growth businesses, with experience in driving initial revenue through year-over-year sustained growth. I’m passionate about building successful teams, and my goal here is to get results and keep our team focused on the right priorities.

For The Coretec Group, the priority to date is really simple: find the fastest path to valuable data for Endurion. We will then turn that into financial success. In this case, the valuable data is defined as scientific proof that our inventions are progressing with the trajectory to long-term use of our active anode in lithium ion batteries.

A few slides ago, Matt Kappers provided an update on C-Space and CHS. We still believe in these technologies, and the results of 2022 speak to the future potential of these platforms. Matt Kappers and I will continue to find ways to advance these technologies without disrupting our Endurion efforts.

We obviously emphasize our Endurion project today. We have brought technology capability in-house and gathered valuable data, and we will continue to do so as we focus on the three main areas: continued development and refinement of our silicon nanoparticles; ability to harness more energy from lithium with our engineered SEI layer; and validating our achievements through battery testing.

As with any new technology, awareness and outreach is critical. We urge you to view our explainer video that is available now via our website and social media platforms. This video is a great starting place to understand the Endurion value and the advancement of lithium ion batteries. Today, we have communicated one level deeper those key elements, and this presentation along with the transcript will be available on our website shortly.

Our Endurion awareness mission really started back in March of 2022, at the conference titled Bridging the Gap: Advancing America’s Battery Manufacturing and Supply Chain, where Dr. Tokarz presented our silicon anode approach. The conference, hosted by Li-Bridge, in co-ordination with Argonne National Laboratory, is a public-private alliance committed to accelerating the development of our domestic battery supply chains. We are fortunate to be one of the few companies to be selected to present at this extremely technical gathering.

The response to our presentation both vetted our innovations and kicked off relationships with various parties in the battery industry. We then continued our awareness campaign throughout 2022, with attendance at The Battery Show here in Novi, Michigan, and the North American Auto Show in Detroit, as well as various webinars and confidential discussions.

As Dr. Tokarz described earlier, we are engaged in the battery community, including partnerships at the component, manufacturing and application levels. We are keeping key strategic relationships up to date with our technical progress, and currently these relations are covered by NDAs and are not ready for public disclosure at the moment.

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Finally, I’d like to close the 2022 accomplishments with the key points regarding our IP. We are being diligent with our patent portfolio. And in co-ordination with our legal counsel, we are maintaining our filings, renewals, and compliance of our docket.

Our intangible asset highlight for the year was the patent filing in February 2022. This patent covers the key values of our Endurion technology.

Obviously, the battery landscape is really complicated. We view our innovations for silicon nanoparticles and the engineered SEI layer to be the heart of the next generation of lithium ion batteries, and we are the first in the world to claim this technology. Because our Endurion technology is applicable to all lithium ion batteries, we are expecting to protect significant follow-on inventions related to material selection and the methods that we use. These assets will grow our patent portfolio and underpin the future value of The Coretec Group.

The accomplishments that I have covered today provide solid footing for our plans in 2023, which Matt Kappers will now present.

Matthew Kappers

Thanks, Matt.

As you can tell, we accomplished a lot last year. Having Matt in as COO has been a real driver to our business. The goal here is to move as fast as possible. And with Matt, he’s a driving force in our team.

As he outlined, it’s a team effort, and we’ve had solid successes this year. We’ll build on these successes in 2023 to move The Coretec Group forward and create value. In 2023, we’ll be primarily focusing our resources on Endurion.

Our Science and Technology team will be striving to optimize our active anode material. Matt highlighted the talents and skills of our Scientific team. We will continue to leverage their knowledge and skillset, as well as our physical assets, to constantly improve Endurion.

The priority for 2023 is to expand our relationships with our existing and future industry partners. Michelle talked about the importance of both upstream and downstream partners, and we will continue to develop those relationships. We are currently working with battery testing companies and battery manufacturers. As we create the active anode material, we will continue to work with them to build and test our batteries.

These partners have deep experience and knowledge, and there is an open dialog with the sharing of ideas to refine the process and materials. An important note, our discussions and information sharing with these partners is covered under nondisclosure agreements.

I wish I could tell you more about the good things happening in our lab and with our partners, but we don’t want to disclose any trade secrets until we have IP protection. Our developments are novel and groundbreaking. As favorable results come in, we expect to be expanding our patent portfolio to provide further protection for Endurion, as well as other silicon nanoparticles.

The U.S. Government is committed to clean energy and domestic semiconductor development. In the past year, Congress has passed The CHIPS Act and the Inflation Reduction Act, as well as its normal budget for R&D development through the Departments of Energy and Defense. As guidance and funding is rolled out over the next year for The CHIPS Act and IRA Acts, we will be pursuing it. Currently, we are preparing letters of intent for DoE and DoD requests.

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In addition to federal funding, there are opportunities at the state and local level. Needless to say, Michigan, specifically Detroit, is the auto capital, and the State of Michigan has funding opportunities that support EV development. We are very fortunate to be located in the automotive epicenter.

In our discussion about market opportunities, the automakers are constantly searching for improved batteries. Earlier this year, we had preliminary discussions with a couple of automakers. As we get more data from our testing, we will have more substantive conversations with them, as well as other EV companies.

But there are many other potential end users for Endurion, such as battery manufacturers, consumer electronics, and more. In 2023, we’ll be developing relationships with them. As we have in the past, we will participate in industry associations and tradeshows like the National Alliance for the Advanced Transportation Batteries, also known as NAATBatt, the International Battery Conference, and, of course, The Battery Show. These are highly effective ways to grow important relationships and, in addition, we will also outreach directly to key end users.

As a team, we set specific and measurable goals and meet regularly to make sure that we’re on track, and we’re on track for a winning 2023.

At this point, let’s move into some of our Q&A questions. I thank everyone who sent us questions. Many of the questions essentially ask the same question, so we’ve combined some of them.

Let’s get started. A few people asked about the Eindhoven and CEA-sponsored research. We covered this a little earlier. CEA found that CHS had the lowest deposition temperature and highest yields of silicon nanomaterials. CEA successfully used CHS to grow silicon nanowires and silicon nanoflakes. The nanoflakes actually were a little bit of a surprise. In general, the Eindhoven research proved that CHS has better deposition rates at low temperature as compared to silane gases.

Next, we had a couple questions regarding government funding opportunities, what type of funding is available, which agencies.

Matt, you’re leading the government effort. Do you want to speak to that?

Matt Hoffman

Yes. The DoE, Department of Energy, Department of Defense, and NASA, along with others, will all have potential development contracts coming up that fit our technology. Just as a specific example, the Department of Energy released their topics for small business innovation research on November 7, and there are several topics in that release that could utilize our Endurion technology.

As Matt alluded to earlier, we’re preparing letters of intent for these opportunities, and follow-on proposals will also occur early in 2023.

Contracts of this type include phase one awards of about $200,000 and phase two awards of $1.1 million. We’re going to be aggressive in our efforts to secure funds to accelerate the Endurion project, and I’m really optimistic about this.

Matthew Kappers

Yes, and to follow-on a little bit with what Matt’s saying, it’s important to develop relationships at the agency level with the key partners there, and we’re working on that also.

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There were a few questions regarding M&A activities, potential acquisitions. Over the past few months, we’ve evaluated and pursued a few potential acquisitions. Unfortunately, those particular acquisitions didn’t work out, primarily because of lack of strategic fit, or the return on investment didn’t meet our criteria. We continue to review inbound opportunities, as well as conducting a proactive outreach to a targeted list of candidates.

We had a question regarding activities in quantum dot and LED markets. We are currently evaluating an opportunity in that industry, specifically vertical agriculture. In all cases, we are bound by a confidentiality agreement and really can’t disclose much more information until we have a binding contract, at which point we would be issuing an 8-K.

We had a question regarding IP protections, what IP protections are in place for Endurion. Matt, do you want to cover that one?

Matt Hoffman

Yes. We obviously covered the key patent filing related to our silicon anode invention, but it’s definitely worth noting again that we’re going to be diligent in protecting the follow-on inventions for Endurion. As the science moves from our ideas, to trade secrets, to valuable patent-protected intellectual property, we’re going to stay on top of that because it’s so vital and important to our Company.

Matthew Kappers

Yes, thanks, Matt.

As Matt mentioned earlier, we do have a real key patent that we filed in February that gives us strong protections in what we’re doing.

We had a number of questions regarding Endurion. What makes Endurion batteries different from other batteries? We also have a similar question, how is Endurion’s silicon anode different? Michelle, do you want to cover those questions?

Michelle Tokarz

Yes, absolutely.

The industry is seeing many silicon-based efforts at increasing the energy density of the anode. We are the only ones pursuing an engineered SEI using this bottom-up chemistry-based approach. The SEI formation is unavoidable on any battery, so we’re actively tackling it by creating it in such a way that it will contribute to a longer cycle life, which is a known program with silicon-based anodes currently.

Matthew Kappers

Yes, thanks, Michelle.

That reinforces what we’re talking about, how our team are experts in engineering silicon, and that’s what that engineered SEI layer does.

We did receive a few other questions that were very specific, regarding our Endurion science, and, frankly, we can’t answer those right now because we’d be divulging trade secrets.

That’s the bulk of the questions we received. We appreciate everyone’s questions, and let’s finish up the call at this time.

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As we continue to make progress with Endurion and other projects, we’ll certainly keep you informed. Probably next up would be the Adelaide results on CSpace, which should be released in the next few weeks, and we’ll be issuing a press release as well as putting that up on our website.

We covered a lot of material today. The transcript of this call and the presentation will be made available on our website, as well as an 8-K filing in the next few days as soon as the transcript is available. I also encourage you again to see our explainer video. The links are in this presentation, as well as our website and social media outlets. We also encourage you to sign up for Company notifications on our Investor Relations website, and follow us on social media.

On behalf of the Coretec team, we wish you a happy and safe holiday season, and we appreciate participating in our presentation today. Thank you.

Operator

This concludes today’s Coretec Group Shareholder Call. Thank you for your participation.

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